Exhibit 99.1

         THE GYMBOREE CORPORATION REPORTS PRELIMINARY FOURTH QUARTER AND
                                 FY 2004 RESULTS

    SAN FRANCISCO, March 9 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported preliminary consolidated financial results for the fourth quarter and fiscal year ended January 29, 2005.

    Like many other retailers, the Company is reviewing its accounting practices related to leasing transactions and all results presented in this press release are preliminary and exclude the results of such review.

    Fourth Quarter Ended January 29, 2005

    -- For the quarter, net sales from continuing operations were $172.7 million, an increase of 5% compared to $164.0 million in net sales from continuing operations reported for the same period last year.
    -- Comparable store sales for the quarter were flat compared to sales reported during the fourth fiscal quarter last year.
    -- Net income from continuing operations for the quarter was $7.8 million or $0.25 per diluted share, excluding the non-cash lease termination charges from the Company's move to its new San Francisco headquarters discussed below. These results include a tax benefit of approximately $2.0 million from the resolution of certain tax matters for the quarter.
    -- Net loss for the quarter was $2.1 million or $0.07 per diluted share, compared to net income of $11.2 million or $0.36 per diluted share for the fourth fiscal quarter ended January 31, 2004.

       - The net loss for the quarter includes a non-cash charge of $4.4 million, before income taxes, related to lease termination charges for the Company's Burlingame headquarters. This amount will amortized as a reduction of rent expense over the life of the Company's new lease in San Francisco.
       - The loss from discontinued operations for the quarter, including ongoing operating costs incurred during the wind down process was $6.6 million, or $0.21 per diluted share, net of income tax.

    Fiscal Year 2004 Ended January 29, 2005

    -- Net sales from continuing retail operations for the 52 weeks ended
       January 29, 2005 (fiscal 2004) were $583.2 million, an increase of 8% compared to net sales from continuing retail operations of $537.6 million for the same period last year.
    -- Comparable store sales from continuing retail operations for fiscal 2004 increased 2% over net sales reported for the same period last year.
    -- Net income was $9.9 million or $0.32 per diluted share, compared to net income of $25.7 million or $0.83 per diluted share for the 2003 fiscal year ended January 31, 2004.

       - The loss from discontinued operations for fiscal 2004 was $10.0 million, or $0.32 per diluted share, net of income tax.

    Accounting for Lease Transactions

    As previously announced, the Company has made a preliminary determination that its current method of accounting for rent holidays, landlord allowances and incentives under operating leases is not consistent with the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission in a letter dated February 7, 2005. In that letter, the SEC provided clarification on long-standing, generally accepted accounting principles related to operating leases. The SEC's interpretation has led numerous retailers to announce adjustments and restatements related to operating lease accounting.

    The Company expects to record non-cash adjustments affecting results from continuing operations and net income to conform to the interpretation provided by the SEC. These adjustments do not impact the timing or amount of lease payments, as they relate solely to accounting treatment. These adjustments, which will include amounts, related to the Company's new corporate headquarters, retail stores and other operating leases have not been finalized. However, the Company has concluded that it will restate quarterly information filed in fiscal 2004 and is likely to restate prior periods.

    -- Impact related to retail stores and other operating leases: The Company is currently calculating the impact related to its retail stores and other operating leases. Based on its preliminary assessment, the Company estimates that it will record a charge totaling approximately $3.5 million, net of income taxes, related to its retail stores and other operating leases. This charge primarily affects years prior to fiscal 2000. The impact on other years is not material.

    -- Impact related to corporate headquarters relocation in fiscal 2004: Based on its preliminary assessment, the Company estimates that it will record an additional non-cash charge in fiscal 2004 of approximately $0.06 to $0.07 per diluted share relating to the Company's new corporate headquarters. This restatement is expected to reduce income from continuing operations and net income for the first, second, third and fourth quarters of fiscal 2004 by approximately $0.01, $0.02, $0.02, $0.01 per diluted share, respectively.

    The Company, in conjunction with its independent auditors, is in the process of completing its review of the above changes and will publish revised financial results upon the completion of that review.

    Financial Statements Reflecting Discontinued Operations

    As previously disclosed in our press release dated August 17, 2004, we have ceased store level operations at our stores in the United Kingdom and Ireland. Accordingly, the results for our UK and Ireland retail operations for the three and twelve-month periods ended January 29, 2005 and January 31, 2004 are classified as discontinued operations in the accompanying Preliminary Consolidated Statements of Operations.

    Business Outlook

    The Company also reaffirmed earnings guidance from continuing operations for the full fiscal year 2005 of $0.40 to $0.50 per diluted share. For the first quarter of fiscal 2005, the Company continues to expect comparable store sales to be roughly flat to the prior year. Earnings from continuing operations for the first quarter are anticipated to be in the range of $0.11 to $0.14 per diluted share. A loss of $0.23 to $0.26 per diluted share is anticipated for the second quarter.

    Note that earnings guidance for 2005 does not include the effect of new accounting rules requiring the expensing of stock options. The Financial Accounting Standards Board (FASB) has recently issued FASB Statement No. 123R "Share-Based Payment," which covers a wide range of share-based compensation arrangements, including stock options. The Company plans to initiate the expensing of stock options effective on the first day of the Company's third fiscal quarter of 2005, in accordance with the requirements of FASB Statement No. 123R and will provide the estimated impact of this change in accounting treatment on earnings guidance by Gymboree's Second Quarter 2005 earnings conference call.

    Management Presentation

    A live broadcast of the discussion of the Company's financial results for fourth quarter and fiscal year 2004 will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Wednesday, March 9, 2005. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls & Web casts." A replay of the call will be available shortly after the broadcast through midnight Eastern Time, March 16, 2005, at 800-642-1687, pass code 4523322, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation

    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of February 26, 2005, the Company operated a total of 646 stores: 577 Gymboree(R) retail stores (549 in the United States and 28 in Canada), 55 Janie and Jack(R) retail shops and 14 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 526 franchised and company-operated centers in the United States and 24 countries.

    Forward-Looking Statements

    The foregoing sales and earnings figures for the fourth quarter and fiscal year 2004 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the effect of new accounting rules requiring the expensing of stock options, the level of our promotional activity, unanticipated costs actually incurred in connection with the management restructuring and severance, the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, changes in our effective income tax rate, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 31, 2004. These forward-looking statements reflect The Gymboree Corporation's expectations as of March 9, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

                            THE GYMBOREE CORPORATION

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share and store data)
                                   (Unaudited)

                                                           13 Weeks Ended                    Year Ended
                                                     ----------------------------    ----------------------------
                                                       Jan. 29,        Jan. 31,        Jan. 29,        Jan. 31,
                                                         2005            2004            2005            2004
                                                     ------------    ------------    ------------    ------------
Net sales:
  Retail                                             $    172,712    $    163,990    $    583,178    $    537,625
  Play & Music and Other                                    3,059           2,646          11,300          11,647
   Total net sales                                        175,771         166,636         594,478         549,272
Cost of goods sold, including
 buying and occupancy expenses                           (108,600)        (97,500)       (358,987)       (323,308)
   Gross profit                                            67,171          69,136         235,491         225,964
Selling, general and
 administrative expenses                                  (59,376)        (52,335)       (211,359)       (185,516)
  Operating income                                          7,795          16,801          24,132          40,448
Lease termination charges                                  (4,408)             --          (4,408)             --
Other income, net                                             126              23             576             378
  Income from continuing
   operations before income taxes                           3,513          16,824          20,300          40,826
Income tax benefit (expense)                                1,039          (6,189)         (1,622)        (15,310)
  Income from continuing operations,
   net of income tax                                        4,552          10,635          18,678          25,516
Income (loss) from discontinued
 operations, net of income tax                             (6,619)            554          (9,969)            190
  Income (loss) before cumulative
   effect of change in accounting
   principle                                               (2,067)         11,189           8,709          25,706
Cumulative effect of change in
 accounting principle, net of
 income tax                                                   (21)             --           1,206              --
  Net income (loss)                                  $     (2,088)   $     11,189    $      9,915    $     25,706

Basic per share amounts:
Income from continuing operations,
  net of income tax                                  $       0.15    $       0.35    $       0.61    $       0.86
Income (loss) from discontinued
 operations, net of income tax                              (0.21)           0.02           (0.32)           0.01
Cumulative effect of change in
 accounting principle, net of
 income tax                                                    --              --            0.04              --
Net income (loss)                                    $      (0.07)   $       0.37    $       0.32    $       0.87

Diluted per share amounts:
Income from continuing operations,
  net of income tax                                  $       0.14    $       0.34    $       0.60    $       0.83
Income (loss) from discontinued
 operations, net of income tax                              (0.21)           0.02           (0.32)           0.01
Cumulative effect of change in
 accounting principle, net of
 income tax                                                    --              --            0.04              --
Net income (loss)                                    $      (0.07)   $       0.36    $       0.32    $       0.83

Weighted average shares
 outstanding:
  Basic                                                    31,019          30,069          30,747          29,656
  Diluted                                                  31,435          31,149          31,391          30,853

Number of stores at end of period                             648             619             648             619

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                      January 29,     January 31,
                                                         2005            2004
                                                     ------------   ------------
Current Assets
   Cash and cash equivalents                         $     30,599   $     21,553
   Short-term investments                                  30,000         68,000
   Accounts receivable                                     19,809         11,168
   Merchandise inventories                                 97,237         70,674
   Prepaid expenses and deferred taxes                      6,734          4,009
   Current assets of discontinued operations                1,794          8,549
      Total current assets                                186,173        183,953
Property and Equipment, net                               150,745        108,898
Lease Rights, Deferred Taxes and Other Assets              10,948          5,860

   Total Assets                                      $    347,866   $    298,711

Current Liabilities
   Accounts payable                                  $     39,240   $     33,318
   Accrued liabilities                                     41,803         33,632
   Current liabilities of discontinued
    operations                                              7,144          1,696
      Total current liabilities                            88,187         68,646

Long Term Liabilities
   Deferred rent and other liabilities                     37,395         26,317

Stockholders' Equity                                      222,284        203,748
   Total Liabilities and Stockholders'
    Equity                                           $    347,866   $    298,711

SOURCE  Gymboree Corporation
    -0-                             03/09/2005
    /CONTACT: investors, Charles Bracher, +1-415-278-7137, or investor_relations@gymboree.com, or media, Jaclyn Schatzow, +1-415-278-7472, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com /